              THIS AGREEMENT made the 25th day of October, 2004.

AMONG:

CMC Investments Inc. a British Columbia company c/o 1400 – 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9

(the “Seller”)

- and -

Moneyflow Capital Corp., a company incorporated under the laws of the Province of British Columbia, with its registered and records office at Suite 302, 850 West Hastings Street, Vancouver, BC V6C 1E1

(the “Buyer”)

- and -

Canadian Cheque Cashing Corporation, a Canadian corporation having its registered office at 1400 – 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9

(“CCCC”)

- and -

Wayne Mah, Businessman, of 6289 Carnarvon Street, Vancouver B.C. V6N 1K2

(“Mah”)

- and -

North American General Resources Corp., a company incorporated under the laws of state of Nevada, with its Canadian Branch office at Suite 302, 850 West Hastings Street, Vancouver, BC V6C 1E1

(“NAGR”)

WITNESSES THAT:

         WHEREAS the Seller carries on the business (the “Business”) of operating a foreign exchange service and owns 100% of the issued and outstanding shares of CCCC.

         AND WHEREAS CCCC carries on the business of providing financial services including short-term loans and cheque cashing from retail store premises located in Vancouver (Granville and Hastings locations), Burnaby, Kelowna, Kamloops and Nanaimo (the “Stores”);

         AND WHEREAS Mah is the sole director, officer and registered shareholder of the Seller;

         AND WHEREAS NAGR is the sole registered shareholder of the Buyer;

         AND WHEREAS subject to the terms and conditions set forth in this Agreement the Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase from the Seller substantially all the assets, property and undertaking of and pertaining to the Business;

         NOW THEREFORE, in consideration of the premises and mutual agreements contained in this Agreement and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party hereto), the Parties agree with one another as follows:

1. INTERPRETATION

1.1 Definitions. Whenever used in this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings assigned to them in this Section 1.1:

(a)	“Affiliate”, “Associate” and “Subsidiary” shall have the respective meanings assigned to those terms by the Company Act (British Columbia);

(b)
“Agreement” means this asset purchase agreement and all instruments supplemental to or in amendment or confirmation of this asset purchase agreement, and all references to this Agreement shall include the attached Schedules and “Article”, “Section”, “Subsection”, or “Paragraph” means and refers to the specified article, section, subsection, or paragraph of this asset purchase agreement;

(c)	“Assumed Liabilities” means:

(i)	the Mah Debt; and

(ii)	the OFC Debt;

(d)	“Assumption Agreement” means the assumption and indemnity agreement to be issued by the Buyer to the Seller in the form attached as Schedule A;

(e)
“Benefit Plan” means any management agreement, pay equity plan, vacation or vacation pay policy, employee insurance, hospital or medical expense programme or pension, retirement, profit sharing, stock bonus or other employee benefit plan, programme or arrangement or any executive or key personnel incentive or other special compensation arrangement.

(f)	“Business” has the meaning assigned in the recitals to this Agreement;

(g)
“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Vancouver are not open for business during normal banking hours;

(h)	“Buyer’s Solicitors” means John Briner, Barrister & Solicitor;

(i)
“Closing” means the completion of the sale to, and the purchase by the Buyer of, the Purchased Assets under this Agreement by the transfer and delivery of documents of title to the Purchased Assets and the payment of the Purchase Price;

(j)
“Closing Date” means the first Business Day following receipt of the last to be received of the required consent of any third parties to the assignment of the Assets, but not later than November 1st, 2004, or such later date as the Parties may agree in writing as the date upon which the Closing shall take place;

(k)	“Closing Documents” means collectively the documents referred to in Article 7;

(l)	“Closing Time” means 10:00 a.m. or such other time on the Closing Date as the Parties may agree;

(m)
“Contracts” means those contracts, agreements, commitments, entitlements and engagements of the Seller relating to the Business and the Purchased Assets other than relating to the Excluded Assets whether with suppliers, customers or otherwise and including all unfilled loan requests from customers; all forward commitments for supplies or materials; all orders for new machinery and equipment as yet undelivered; all equipment and construction guarantees and warranties; negative covenants with employees; and all other contracts described in Schedule B;

(n)	“Court” means the Supreme Court of British Columbia;

(o)	“Deposit” means an amount of $500,000;

(p)	“Employees” means the persons identified on Schedule C;

(q)
“Equipment Leases” means those equipment leases and other agreements between the Seller and third Persons relating to equipment used by the Seller in connection with the Business including those that are listed in Schedule D;

(r)	“Excluded Assets” means:

(i)	all cash, bank balances, monies in possession of banks and other depositaries, term or time deposits and similar cash items of, owned or held by or for the account of the Seller;

(ii)	the corporate, financial, taxation and other records of the Seller not pertaining exclusively or primarily to the Business or Purchased Assets;

(iii)	all extra-provincial, sales, excise or other licences or registrations issued to or held by the Seller, whether in respect of the Business or otherwise; and

(iv)	all deferred income taxes and income taxes recoverable;

(u)	“Excluded Liabilities” means all liabilities of the Seller other than the Assumed Liabilities, existing or incurred on or before the Closing Date including, without limitation:

(i)	deferred income tax of the Seller;

(ii)	except as specifically contemplated in the Agreement all other taxes, duties or similar charges (including penalties, fines and interest) payable by the Seller;

(iii)	any liability of the Seller to the Buyer arising after the date of this Agreement out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement;

(iv)
any liability of the Seller for any personal injuries arising on or before the Closing Date from or in connection with an injury, accident or other alleged damage-causing event occurring in the course of the conduct of the Business by the Seller;

(v)	any liability of the Seller to any bank or other financial institution by way of loan or other credit facility; and

(vi)	any liability of the Seller to its shareholders, affiliates or associates or any other Person not dealing at arm’s length with any of them;

(v)	“General Assignment” has the meaning assigned in Section 2.3;

(w)	“GST” means the Goods and Services Tax payable under the Excise Tax Act;

(x)	“Inventories” means all inventories of every kind and nature and wheresoever situate owned by the Seller and pertaining to the Business including, without limitation, all inventories of fuel;

(y)	“Leases” means all leases of the leasehold and other interests described in Schedule E, including all fixtures and improvements owned by the Business relating to those leasehold and other interests;

(z)
“Licences” means all transferable licences, registrations, qualifications, permits and approvals, issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, relating to the Business, including those listed in Schedule F, together with all applications for such licences or permits;

(aa)	“Mah Debt” means the unpaid liability of the Seller to the Wayne Mah in respect of his unpaid advances to the Business in the amount of $2,010,000;

(bb)
“OFC Debt” means the liability of the Seller to 685203 B.C. Ltd. in the amount of $490,000 CAD repayable together with interest at a rate of 12% per annum pursuant to a debenture dated February 18th, 2004, a copy of which is attached as Schedule G;

(cc)	“PST” means the taxes payable under the Social Service Tax Act (British Columbia)

(dd)	“Person” includes an individual, corporation, partnership, joint venture, trust, unincorporated organization, the Crown or any agency or instrumentality thereof or any other juridical entity;

(ee)	“Purchase Price” means the aggregate of:

(i)	the amount of the Mah Debt as at the Closing Date;

(ii)	the amount of the OFC Debt as at the Closing Date; and

(iii)	stock in the capital of NAGR as set forth in Schedule H.

(ff)
“Purchased Assets” means all of the all of the right and entitlement and interest of the Seller in the assets of and used in connection with the Business, other than the Excluded Assets, and including, without limitation:

(i)	Inventories—all the Inventories;

(ii)
Contracts and Equipment Leases—all right, title and interest of the Seller in, to and under and the full benefit and advantage of, the Contracts and the Equipment Leases and the full benefit of all service contracts relating to any Equipment Leases or any equipment or other assets covered by the Equipment Leases and all options, including, without limitation, options to purchase, under the Contracts or Equipment Leases;

(iii)
Fixed Assets, Equipment, etc.—all fixed assets, machines, machinery, equipment, fixtures, furniture, furnishings and other tangible property and facilities owned or held by the Seller and used in the Business whether located in or on the premises of the Seller or elsewhere, including, without limitation, those described in Schedule I;

(iv)
Goodwill of Business—the right, title and interest of the Seller in the goodwill of the Business, and all right, title and interest of the Seller in, to and in respect of the name “Moneyflow” or Canadian “Cheque Advance”;

(v)
Prepaid Expenses— subject to adjustment to and including the Closing Date under Section 3.3 below, all prepaid expenses including, without limitation, taxes, business taxes, rents, telephone and insurance incurred by the Seller but excluding income, capital and other taxes which are personal to the Seller or not incurred in connection with the Business;

(vi)
Accounts Receivable—all accounts receivable, bills receivable, trade accounts, book debts, and other amounts due, owing or accruing due to the Seller in connection with the Business, including for greater certainty, the benefit of all security (including cash deposits), guarantees and other collateral held by the Seller in respect of any accounts receivable;

(vii)	Leases—all right, title and interest of the Seller in the Leases;

(viii)	Licences—all the Licences;

(ix)
Books and Records—all business books and records used in the conduct of the Business, including without limitation, all financial, operating, inventory, legal, personnel, payroll, and customer records and all sales and promotional literature, correspondence and files; and,

(x)
General—all other rights, properties and assets (other than Excluded Assets) of the Seller used primarily in the Business, including telephone numbers, of whatsoever nature or kind and wherever situated;

(gg)	“Seller’s Financial Statements” means the un-audited financial statements of the Seller as at August 31st, 2004;

(hh)	“Seller’s Solicitor” means Gregory G. Dureault, Barrister & Solicitor;

(ii)	“Statement of Adjustments” has the meaning assigned in Section 3.3;

1.2 Gender and Number. In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3 Entire Agreement. This Agreement, including Schedules A to K, together with the agreements and other documents related to the preparation of or to be delivered under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement; but shall not be construed so as to supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties unless expressly otherwise stipulated herein. For example, the Parties expressly agree that there are no warranties or representations between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement. In addition, no supplement, modification or amendment to this Agreement and no waiver of any provision of this Agreement shall be binding on any Party unless executed by such Party in writing.

1.4 Article and Section Headings. Article and Section headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Article or Section and shall not be considered to be part of this Agreement.

1.5 Schedules. The following Schedules are an integral part of this Agreement:

Schedule A — Assumption Agreement
Schedule B — Contracts
Schedule C— Employees
Schedule D — Equipment Leases
Schedule E — Leases
Schedule F — Licences
Schedule G— Debenture in respect of the OFC Debt and Mah Debt
Schedule H— Stock Issuance in the Capital of NAGR to Mah
Schedule I — Fixed Assets and Equipment, etc
Schedule J— General Assignment
Schedule K — Allocation of Purchase Price

1.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia and shall be treated, in all respects, as a British Columbia contract. Each Party to this Agreement irrevocably attorns to and submits to the jurisdiction of the Courts of British Columbia with respect to any matter arising under or relating to this Agreement.

1.7 Currency. Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.8 Accounting Terms. All accounting terms not otherwise defined have the meanings assigned to them, and all calculations are to be made and all financial data to be submitted are to be prepared, in accordance with the generally accepted accounting principles “GAAP” approved from time to time by the Canadian Institute of Chartered Accountants, or any successor institute, applied on a consistent basis.

1.9 Arm’s Length. For purposes of this Agreement, Persons are not dealing at arm’s length with one another if they would not be dealing at arm’s length with one another for purposes of the Income Tax Act.

1.10. Business Days. Whenever any action or payment to be taken or made under this Agreement shall be stated to be required to be taken or made on a day other than a Business Day, and payment shall be made or such action shall be taken on the next succeeding Business Day.

1.11 Statutory Instruments. Unless otherwise specifically provided in this Agreement, any reference in this Agreement to any law, by-law, rule, regulation, order, act or statute of any government, governmental body or other regulatory body shall be construed as a reference to those as amended or re-enacted from time to time or as a reference to any successor to those.

1.12. Materiality. In this Agreement “Material” means, when used as an adjective, that any breach, default or deficiency in the satisfaction of any covenant, representation or warranty so described might reasonably:

(a)
give rise to an aggregate remedial cost (including consequential loss and loss of profit) of more than $10,000.00, in any individual instance, or more than $100,000.00, collectively in any greater number of instances, where all such instances arise pursuant to multiple breaches of the same covenant, representation or warranty; or

(b)
where no adequate remedy is reasonably available, result in disturbance in the ordinary conduct of the Business of an aggregate cost properly attributable to such disturbance (including consequential loss and loss of profit) of more than $10,000.00, and “Materially” shall have the corresponding meaning.

2. PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Purchase and Sale of Purchased Assets. Upon and subject to the terms and conditions of this Agreement, at the Closing Time the Seller shall sell, transfer, assign and set over the Purchased Assets to the Buyer and the Buyer shall purchase and acquire the Purchased Assets from the Seller, for the Purchase Price.

2.2 Assumed Liabilities. The Buyer agrees to assume and become liable only for the Assumed Liabilities at the Closing Time by executing and delivering the Assumption Agreement to the Seller. The Buyer will not assume any liabilities of the Business other than the Assumed Liabilities.

2.3. Non-Assignable Contracts. Neither this Agreement nor any document delivered under this Agreement shall constitute an assignment or attempted assignment of any Contract, Equipment Lease, Lease or Licence contemplated to be assigned to the Buyer under this Agreement:

(a)
that is not assignable without the consent of a third party if such consent has not been obtained and such assignment or attempted assignment would constitute a breach of such contract or agreement; or

(b)	in respect of which the remedies for the enforcement of which that are available to the Seller would not pass to the Buyer.

The Seller agrees to use its best efforts to obtain the consents of third parties as may be necessary for the assignment of the Contracts, the Equipment Leases, the Leases and the Licences except that the Seller shall not be obliged to make any payments to those third parties in addition to those required to be made under those contracts or agreements in order to obtain such consents, unless the Buyer reimburses the Seller for such payments at the time that they are made. To the extent that any of the foregoing items are not assignable by their terms or where consents to their assignment cannot be obtained as provided in this Section 2.3, such items shall be held by the Seller in trust for the Buyer and the covenants and obligations under those contracts or agreements shall be performed by the Buyer in the name of the Seller and all benefits and obligations existing therein shall be for the account of the Buyer. The Seller shall take or cause to be taken such action in its name or otherwise as the Buyer may reasonably require so as to provide the Buyer with the benefits of those contracts or agreements and to effect collection of money to become due and payable under such items and the Seller shall promptly pay over to the Buyer all money received by the Seller in respect of all of the foregoing items. Upon the Closing, the Seller and the Buyer shall execute and deliver a general assignment of contracts, leases and licences agreement (the “General Assignment”) in the form attached as Schedule J, under which the Seller shall authorize the Buyer, at the Buyer’s expense, to perform all of the Seller’s obligations under the foregoing items and constitute the Buyer its attorney to act in the name of the Seller with respect to those items, and the Buyer shall agree to assume those obligations.

Nothing in this Section 2.3 shall limit the effect of Section 7.1(f) regarding consents to assignments.

3. PURCHASE PRICE AND PAYMENT

3.1 Payment of Purchase Price. The Buyer shall pay the Purchase Price at the Closing as follows:

(a)	delivering or causing to be delivered to the Seller or in accordance with the Seller’s instructions, a trust cheque of the Buyer’s Solicitors in the amount of the Deposit;

(b)	assuming, in the manner contemplated by this Agreement, the Assumed Liabilities; and,

(c)
delivering or causing to be delivered to Mah or in accordance with Mah’s instructions certificates or other evidence satisfactory to Mah of the stock to be issued in the capital of NAGR in accordance with Schedule H; and,

(d)
The parties agree that as a material part of the payment of the Purchase Price for the acquisition of the Purchased Assets, NAGR will further advance to the Buyer not less than $2,500,000 CAD to complete the acquisition of the Mah Debt and the OFC Debt in an aggregate amount of approximately $990,000 CAD and to provide a balance of enhanced working capital for the Business, in accordance with the following schedule:

i.	$500,000 by private placement on or before October 31st, 2004 (the “First Placement”);

ii.	$500,000 by private placement on or before November 30th, 2004 (the “Second Placement”);

iii.	$1,000,000 by private placement and/or Line of Credit on a best efforts basis as the market allows (the “Third Placement”);

iv.	$500,000 by private placement and/or Line of Credit on or before February 8th, 2005 (the “Fourth Placement”).

(e)	The First Placement will be used to reduce the Mah Debt.

(f)	The Second Placement shall be used to reduce the OFC Debt

(g)
After the Third Placement has been completed or a minimum of $1,500,000 in term deposits is obtained by NAGR and/or the Buyer, the holders of Debt in the Company may call upon the Buyer and/or NAGR to retire their outstanding debt in such amounts and upon such payment terms as may be decided at their discretion, on a pro rata basis. For this purpose the total amount of the indebtedness of NAGR and the Buyer to be owed to Mah upon successful completion of this Agreement is approximately an amount of $2,500,000 less the amount of $500,000 to be paid under subparagraph (d) (i) above, and less the amount of the OFC Debt of $490,000 leaving an remaining balance of $1,510,000 owing to Mah; and the total deemed indebtedness owed to current principals of NAGR is $600,000.

(h)	The Fourth Placement shall be placed as working capital in the Buyer.

(i)	Any GST applicable to result of the purchase and sale of the Purchased Assets shall be in addition to the Purchase Price.

3.2 Deposit. If the Buyer fails to complete this transaction by reason of the non-fulfillment by the Seller of any of the conditions set forth in Section 7.1, the Seller is not entitled to the Deposit and it shall be released to the Buyer no later than one Business Day after the scheduled Closing Date. If the Buyer fails to complete this transaction for any other reason, the Deposit may be retained by the Seller as liquidated damages and shall be obtained by the Seller by making the requisite demand upon the Buyer’s Solicitors and the Seller’s Solicitor.

3.3 General Adjustments. In addition to the Purchase Price, the usual and customary adjustments shall be made as of the Closing Date and allowed either to the Seller for Prepaid Expenses, Inventory etc. or the Buyer, as the case may be, on the Closing Date and a statement of adjustments (the “Statement of Adjustments”) shall be prepared and delivered by the Parties on the Closing Date.

3.4. Allocation of Purchase Price and Tax Returns. The Seller and the Buyer covenant and agree with each other that the Purchase Price shall be allocated among the Purchased Assets in the manner set out in Schedule K. The Seller and the Buyer agree to cooperate in the filing of such elections under the Income Tax Act as may be necessary or desirable to give effect to said allocation for tax purposes. In addition the Seller and the Buyer agree to prepare and file their respective tax returns in a manner consistent with those allocations and elections. If either the Seller or the Buyer fails to file its tax returns in the agreed manner, it shall indemnify and save harmless the other, in accordance with Article 6, in respect of any additional tax, interest, penalty, legal or accounting costs paid or incurred as a result of the failure to file.

3.5 Transfer Taxes. Subject to Section 5.8 and 5.11, the Buyer shall be liable for and shall pay at the Closing Date, in addition to the Purchase Price, all sales and value added taxes and all registration charges and other transfer fees or taxes properly payable upon and in connection with the sale and transfer of the Purchased Assets, including, without limitation, GST and PST, but specifically excluding any taxes based on the capital or net income of the Seller.

3.6 Employees. Despite anything to the contrary in this Article 3, all payments, assumptions of liabilities and adjustments concerning any amount with respect to Employees shall be calculated and dealt with between the Parties in accordance with Section 5.6.

4. REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Seller and CCCC. Subject to obtaining any necessary approvals and consents transfer and assign the Purchased Assets to the Buyer the Seller and CCCC hereby jointly and severally represent and warrant to the Buyer as follows and acknowledge that the Buyer is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

(a)
Organization and Good Standing — The Seller and CCCC are each corporations duly incorporated, organized and validly existing in good standing under the laws of British Columbia and Canada as the case may be.

(b)
Bankruptcy, etc. — No bankruptcy, insolvency or receivership proceedings have been instituted or are pending against the Seller or CCCC and the Seller and CCCC are able to satisfy their liabilities as they become due, excluding the Mah Debt and the OFC Debt.

(c)
Previous Names —The Seller acquired its current name on October 15th, 2002 and prior to that was known as “Universal Coins & Bullion Inc.” from incorporation on March 20, 2000. The Seller has not at any time since incorporation carried on business under any other name. CCCC acquired its current name from continuance on July 8th, 1988 and has also operated under the registered proprietorship name “Canadian Cheque Advance” since that time period, and prior to that was known as Canadian Cheque Cashing Corporation by certificate of name change on October 3rd, 1985, and prior to that was known as “Canadian Cheque Cashing Ltd. by certificate of name change on May 29th, 1985 and was originally incorporated as a British Columbia company called “292294 British Columbia Ltd.” on May 9th, 1985.

(d)
Capacity to Carry on Business — The Seller and CCCC have all necessary corporate power, authority and capacity to own its property and assets to carry on the Business as presently owned and carried on by them, and the Seller and CCCC are duly licensed, registered and qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the Business and the Purchased Assets make such qualification necessary and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of them contains any burdensome term, provision, condition or limitation that has or may have an adverse effect on the Purchased Assets.

(e)
Due Authorization, etc. —The Seller and CCCC have all necessary corporate power, authority and capacity to enter into this Agreement and to perform their obligations hereunder; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Seller and CCCC.

(f)
Absence of Conflicting Agreements — Except for the Contracts, the Equipment Leases, and the Leases, the consent to the assignment or transfer of which may be required from lessors or other third parties thereunder in connection with the completion of the transactions contemplated by this Agreement, the Seller and CCCC are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, arbitration award, charter or by-law provisions, order or judgment which would be violated, contravened, breached by, or under which any default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions contemplated under this Agreement.

(g)
Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of the Seller and CCCC enforceable against them in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

accurately described. The Purchased Assets comprise all the assets, property and undertakings necessary to carry on the Business. It is understood and agreed that the Purchased Assets are being sold to the Buyer “as is”. The Buyer acknowledges that it has had the opportunity to inspect the Purchased Assets and that it has not relied on any representations by the Seller or CCCC concerning any condition or fitness for use of the Purchased Assets.

(i)
Title to Purchased Assets—Subject in each case to section 2.3 the Seller is, or will be on the Closing Date and the Buyer shall on Closing become the absolute beneficial owner of the Purchased Assets, with good and marketable title to the Purchased Assets, free and clear of any title defects, mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, encumbrances or rights or claims of others of any kind whatsoever and the Seller and CCCC are exclusively entitled to possess and, subject to obtaining any necessary approvals and consents to dispose of the Purchased Assets.

(j)
Seller’s Consolidated Financial Statements— The Seller’s Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding period and present fairly:

(i)	all of the assets of the Business as at August 31st, 2004 that are of a nature customarily reflected in or reserved against in a balance sheet;

(ii)	all of the liabilities of the Business as at August 31st, 2004 that are of a nature customarily reflected in or reserved against in a balance sheet; and

(iii)	the revenues from operations of the Business after February 18th, 2004 to the Closing Date;

(l)
Accounts Receivable — All accounts receivable, trade accounts, bills receivable and book debts and other debts due or accruing to the Seller and CCCC in connection with the Business are bona fide and good and subject to an allowance for doubtful accounts taken in accordance with GAAP are collectible without setoff or counterclaim.

(m)	Inventories — The Inventories are in good and merchantable condition and are usable or saleable in the ordinary course of business for the purposes for which they are intended;

(n)
Guarantees and Indebtedness — The Seller and CCCC are not a party to or bound by any guarantee, indemnification, surety or similar obligation (except such as are granted in the ordinary course of business to the Bank of Montreal) in respect of the Business.

(o)
Material Contracts — Except for the Contracts, the Equipment Leases, the Leases and the Licences, the Seller and CCCC are not a party to or bound by any Material contract or commitment relating to the Business whether oral or written. The Contracts, the Leases, the Equipment Leases and the Licences are all in good standing and in full force and effect unamended and no Material default or breach exists in respect of them on the part of any of the parties to them and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach.

(p)	No Options — No Person other than the Buyer has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Seller or CCCC of any of the Purchased Assets.

(q)	Expropriation — No part of the Purchased Assets has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Seller or CCCC aware of any intent or proposal to give such notice or commence any such proceedings.

(r)
Insurance — The Seller and CCCC maintain such policies of insurance, issued by responsible insurers, as are appropriate to the Business and its property and assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets; all such policies of insurance are in full force and effect, and will continue to be so until the Closing Date, and the Seller and CCCC are not in default, whether as to the payment of premiums or otherwise, under the terms of any such policy, nor has the Seller or CCCC failed to give any notice or present any claim under any such insurance policy in due and timely fashion.

(s)
Bank Accounts — All of the bank accounts operated in connection with the Business are maintained and operated solely in the name of the Seller and/or CCCC. There are no bank accounts operated in the name of any division or business or trade name or style of the Seller and/or CCCC.

(t)
Books and Records — The books and records of the Seller and CCCC fairly and correctly set out and disclose in all material respects, in accordance with GAAP, the financial position of the Seller and CCCC as at the date of this Agreement and all material financial transactions of the Seller and CCCC relating to the Business and the Purchased Assets have been accurately recorded in Seller’s books and records.

(u)
Liabilities — There are no liabilities of the Seller and CCCC of any kind whatsoever, whether or not accrued and whether or not determined or determinable, in respect of which the Buyer may become liable on or after the Closing Date, other than the Assumed Liabilities.

(v)	Absence of Changes — Since the date of the Seller’s Consolidated Financial Statements, there has not been:

(i)
any Material change in the condition of the Purchased Assets or in the condition or operations of the Business other than changes in the ordinary and normal course of business and other than changes resulting from general market conditions in the industry of which the Business forms a part; or

(ii)	any damage, destruction or loss, labour trouble or other event, development or condition of any character (whether or not covered by insurance) Materially and adversely affecting the Business.

(w)
Absence of Unusual Transactions — Since the date of the Seller’s Consolidated Financial Statements, the Seller and CCCC have collectively carried on their Business in the usual and ordinary course, and in particular the Seller and CCCC have not:

(i)	transferred, assigned, sold or otherwise disposed of any of the assets used in the Business except in the ordinary and usual course of business;

(ii)
discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) other than liabilities included in the balance sheet to the Audited Financial Statements and liabilities incurred since the date of the Seller’s Financial Statements in the ordinary and normal course of business;

(iii)	suffered an extraordinary loss, or waived any rights of Material value, or entered into any Material commitment or transaction not in the ordinary and usual course of business;

(iv)	made any general wage or salary increases or other payments in respect of personnel which it employs except in the ordinary course of business;

(vi)
made any capital expenditure, except in the usual and ordinary course of business, and no capital expenditure will be made or authorized after the date of this Agreement by the Seller with respect to the Business without the prior written consent of the Buyer;

(viii)	authorized or agreed or otherwise become committed to do any of the foregoing;

(x)
Employees, etc. — Schedule C is a complete and accurate list showing the names of all the Employees, their current annual salaries or hourly rates, job descriptions, length of employment or date of hire, dates and amounts of the most recent increases in salary, the amounts of any bonus payments, commissions, accrued vacation pay and other amounts owing to all Employees. This list includes all full-time, part-time, temporary, seasonal and casual employees of the Seller, and CCCC including, without limitation, all persons who may be considered, pursuant to applicable workers’ compensation, employment standards or similar legislation or otherwise at law or in equity to be employees of the Seller.

(y)
Employment Contracts and Government Withholdings — Subject to applicable statutory rights, the Seller is not a party to any written contracts of employment with any of its employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with the Seller and CCCC were offered to any such employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. The Seller and CCCC have deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, Canada Pension Plan contributions, British Columbia employer health tax remittances and any taxes or deduction or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction.

(z)
Employment Payments by the Seller to Date of Closing — The Seller and CCCC have paid to the date of this Agreement all amounts payable on account of salary, bonus payments and commission (other than accrued vacation pay which shall be adjusted in accordance with Section 5.6 (g)) to or on behalf of any and all Employees;

(aa)	Workers’ Compensation — All levies under the Workers’ Compensation Act (British Columbia) have been paid by the Seller.

(ab)
Statutory Lien – Except with respect to the Mah Debt and the OFC Debt the Seller and CCCC have paid all payments, charges and taxes, the failure to pay which could create or result in a lien against any of the Purchased Assets either before or after the Closing.

(ac)	Employment matters –

(i)
The Seller and CCCC are not a party, either directly or by operation of law, to any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association. There are no Employees in receipt of or who have claimed benefits under any weekly indemnity, long term disability or workers’ compensation plan or arrangement or any other form of disability benefit programme, other than those Employees or former employees identified on Schedule C.

(ii)	Benefit Plans — The Seller is not a party to any Benefit Plan.

(iii)
Health and Safety — The business premises located on the Real Properties comply with applicable sanitation, health and safety legislation and regulations and are not subject to any orders or directions of a sanitation or occupational health and safety authority or similar body.

(ad)
Litigation — With the exception of certain litigation commenced by Kurt MacKinnon[1] against CCCC, there is no suit, action, litigation, arbitration, proceeding, governmental proceeding, including appeals and applications for review in progress, pending or threatened against or involving the Seller or CCCC, and there is not presently outstanding against or in respect of the Seller or CCCC any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

(ae)	Consents - Except for:

(i)	Contracts,

(ii)	Equipment Leases,

(iii)	Leases, and

(iv)	Licenses

requiring the consent to assignment of third parties there are no consents, authorizations, licences, franchise agreements, permits, approvals or orders of any person or government required to permit the Seller to complete this transaction with the Buyer.

(af)
Licences and Permits — All of the licences, registrations, qualifications, permits, bonds and approvals (other than environmental licences or permits) issued by any government or governmental unit, agency, board, body or instrumentality, whether federal, provincial or municipal, related to the Business or necessary for the conduct of the Business are listed on Schedule F.

(ag)

Governmental Consents —No governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to Buyer are required to be obtained or given or waiting period is required to expire in oder that the purchase and sale of the Assets may be consummated by the Buyer or for the Buyer to carry out its obligations set out in this Agreement.

(ah)	Residence — The Seller is not a non-resident of Canada within the meaning of the Income Tax Act.

(ai)	GST Registration — The Seller is a registrant for purposes of GST and its GST registration number is RT871784526;

1 Kurt MacKinnon v. National Money Mart et.al. in Supreme Court of British Columbia Action No. S030527 Vancouver Registry

(aj)	Tax Matters —The Seller is not in arrears or in default in respect of the filing of any required federal, provincial, or municipal tax or other return; and,

(i)	all taxes, filing fees, and other assessments due and payable or collectable from the Business have been paid or collected;

(ii)	no claim for additional taxes, filing fees, or other amounts and assessments has been made that has not been paid; and,

(iii)	to the best of the Seller’s knowledge, no such return contains any misstatement or conceals any statement that should have been included therein.

(ak)
Rights, Privileges etc. — There are no rights, privileges or advantages presently enjoyed by the Seller in respect of the Business which might be lost as a result of the consummation of the transactions contemplated under this Agreement.

(al)
Disclosure — None of the foregoing representations, warranties and statements of fact contains any untrue statement of material fact or omits to state any material fact necessary to make any such representation, warranty or statement not misleading to a prospective Buyer of the Purchased Assets seeking full information concerning the matters which are the subject of such representations, warranties and statements.

4.2 Representations and Warranties of the Buyer and NAGR. The Buyer and NAGR hereby jointly and severally represent and warrant to the Seller and Mah as follows and acknowledge that the Seller and Mah are relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

(a)
Organization and Good Standing — The Buyer and NAGR are each a corporation duly incorporated, organized, and validly existing and in good standing under the laws of British Columbia and Nevada as the case may be. NAGR is the parent and sole shareholder of the Buyer.

(b)	The shares of NAGR are currently listed for trading on the OTCBB Exchange.

(c)	NAGR is in good standing, up to date in all its filings and is current in all its tax and regulatory submissions.

(d)
The authorized capital of NAGR consists of 100,000,000 common shares with a par value of $.001, of which a total of approximately 560,000 Common shares have been validly issued and are outstanding and are fully paid and non-assessable.

(e)
Authority Relative to this Agreement, etc. — The Buyer and NAGR have all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Buyer and NAGR.

(f)
Absence of Conflicting Agreements — The Buyer and NAGR are not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, instrument, charter or bylaw provision, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by, or under which any default would occur as a result of the execution and delivery by it of this Agreement or the consummation of the transactions contemplated under this Agreement, except as disclosed in this Agreement.

(g)	Enforceability of Obligations — This Agreement constitutes a valid and binding obligation of the Buyer and NAGR enforceable against them in accordance with its terms provided that enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws generally affecting enforceability of creditors’ rights and that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

(e)	Financial Ability – The Buyer and NAGR have the financial ability as at the date of execution of this Agreement to perform each and every of its payment and other obligations as set forth herein.

(f)	Governmental Consents — No governmental or regulatory authorizations, consents, approvals, filings or notices pertaining to NAGR or the Buyer are required to be obtained or given or waiting period is required to expire in order that the purchase and sale of the Assets may be consummated by NAGR or the Buyer or for NAGR or the Buyer to carry out their obligations set out in this Agreement.

(g)	GST Registration — The Buyer will at the closing be a registrant for purposes of GST.

4.3 Commission. Each Party represents and warrants to the other Party that no Person is entitled to a brokerage commission, finder’s fee or other like payment in connection with the purchase and sale contemplated by this Agreement.

4.4 Non-Waiver. No investigations made by or on behalf of the Buyer at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by the Seller in this Agreement or pursuant hereto. No waiver by the Buyer of any condition, in whole or in part, shall operate as a waiver of any other condition.

4.5 Nature and Survival of Representations and Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of a Party pursuant to or in connection with the transactions contemplated by this Agreement shall be deemed to be made by that Party under this Agreement. All representations, warranties, covenants and agreements contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery hereunder of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration contemplated under this Agreement, except that the representations and warranties contained in this Agreement shall only survive for two years following Closing (except for the Seller’ representations and warranties relating to tax matters which shall survive for the period of time during which the taxes to which such representations and warranties relate may be reassessed by the relevant taxation authority, unless the Seller has been fraudulent in filing a return or supplying information to any taxation authority under any taxation legislation, in which case the survival of those representations and warranties relating to tax matters shall be unlimited) after which period of time, if no claim shall, prior to the expiry of such period, have been made under this Agreement against a Party with respect to any incorrectness in or breach of any representation or warranty made in this Agreement by such Party, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

5. OTHER COVENANTS OF THE PARTIES

5.1 Conduct of Business Prior to Closing. Until the Closing Date, the Seller shall, CCCC shall, and Mah shall cause the Seller and CCCC to:

(a)
Conduct Business in Ordinary Course — except as otherwise contemplated or permitted by this Agreement, conduct the Business in the ordinary and normal course and shall not, without the prior written consent of Buyer, enter into any transaction which, if entered into before the date of this Agreement, would cause any representations or warranties of the Seller contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Seller contained in this Agreement. The Seller shall use its reasonable commercial efforts to preserve the Business and the relationship between the Seller and the customers of the Business.

(b)	Continue Insurance —continue in force all insurance maintained by it in respect of the Business.

(c)	Perform Obligations —comply with all applicable laws, regulations, by-laws and other governmental requirements of each jurisdiction in which the Business is carried on.

(d)
Material Changes — refrain from taking any action which would result in any Material adverse change, which shall be deemed to include the circumstances specified in Subsection 4.1 (z), in or to the Purchased Assets or sell, transfer or dispose of any of the Purchased Assets, other than in the ordinary course of business.

(e)
Liens — not suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other Persons, or any other encumbrances whatsoever, to attach to or affect the Purchased Assets.

(f)
Wage Increases, Hiring and Firing — not make or commit to make any wage increases or grant any bonuses to any of the non-union Employees of the Business, nor employ any new Employees in the Business without the Buyer’s consent nor terminate the employment of any key Employees of the Business, without the Buyer’s consent.

(g)
Shareholder Approval – use its best efforts to cause all necessary steps and proceedings to be taken to permit the Purchased Assets to be duly and regularly transferred to the Buyer, including, but not limited to, obtaining the Matrimonial Consent and the passage of a resolution of the shareholders of the Seller in accordance with section 126 of the Company Act (British Columbia).

5.2 Access for Investigation. The Seller shall, and Mah shall cause the Seller to, permit the Buyer and its employees, agents, counsel and accountants or other representatives, between the date of this Agreement and the Closing Time, without interference to the ordinary conduct of the Business, to have access during normal business hours to the premises and to all the books, accounts, records and other data of the Business (including, without limitation, all corporate and accounting records of the Seller relating exclusively to the Business) and to furnish to the Buyer such financial and operating data and other information with respect to the Business, as the Buyer shall from time to time reasonably request to enable confirmation of the matters warranted in Section 4.1.

5.3 Delivery of Books and Records. At the Time of Closing, the Seller shall, CCCC shall and Mah shall cause the Seller to, deliver to the Buyer the following documents: (i) lists of suppliers and customers of the Seller and CCCC which relate to the Business; (ii) employee records with respect to employees of Seller and

CCCC hired by Buyer; (iii) advertising, promotional and marketing materials which relate to the Business; and (iv) files relating to the Purchased Assets including, without limitation, the maintenance records for each item of equipment or machinery included in the Purchased Assets. The Buyer agrees that it will preserve the documents, books and records so delivered to it for a period of six years from the Closing Date, or for such other period as is required by any applicable law, and will permit the Seller or its authorized representatives reasonable access to those books and records in connection with the affairs of the Seller relating to any tax matters, workers’ compensation or litigation matters. The Seller agrees that it will preserve the documents, books and records which are not delivered to the Buyer for a period of six years from the Closing Date, or for such longer period as is required by applicable law, and will permit the Buyer or its authorized representatives reasonable access to those books and records in connection with the affairs of the Buyer relating to any tax, workers’ compensation or litigation matters.

5.4 Actions to Satisfy Closing Conditions. Each party hereby agrees to take all such actions as are within its power to control, and to use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in Article 7 which are for the benefit of another party.

5.5 Business Names. Forthwith after the Closing Date, the Seller shall change its corporate name to a name not including the expression “Moneyflow Capital” or “Canadian Cheque Advance” or any variation thereof, shall discontinue further use of the names “Moneyflow Capital” or “Canadian Cheque Advance” or any similar name and will upon the request of the Buyer take such action as may be necessary to assist the Buyer or any of its affiliates to change its or their corporate names to names including the expression “Moneyflow Capital” or a variation thereof.

5.6 Employees.

(a)
Offer to Employees — The Buyer will offer employment, effective from the Closing Date, to each Employee on terms and conditions of employment including salary, incentive compensation, benefits, positions and responsibilities that are substantially similar to and in any event no less favourable to the Employee than those than applicable as at the Closing Date. The Buyer shall recognize the service of the Employees with the Seller or its predecessors up to the Closing Date for all purposes as if such service had occurred with the Buyer. The Seller will co-operate with the Buyer in giving notice to the Employees of the matters referred to in this Section 5.6 as is considered reasonable in the circumstances by the Buyer.

(b)
Wages and Benefits — The Seller shall be responsible for all wages, bonuses, earned vacations, sick leave, pensions, source deductions and other remuneration benefits for all the Employees accruing up to the Closing Date. The Buyer shall be responsible, conditional on Closing, for all such benefits of the Employees accruing on or after the Closing Date.

(c)
Employees Refusing Offer — The Seller shall be liable for the payment of all legal obligations relating to the termination of employment of any Employee who does not accept the Buyer’s offer of employment (“Refusing Employee”). The Seller’s liability shall extend to all amounts required either by statute or at common law to be paid to all Refusing Employees including pay in lieu of notice, termination pay, severance pay, vacation pay and all other outstanding amounts. The termination of any Refusing Employee shall be effective on the later of the day that he leaves his employment in the Interim Period or the Closing Date.

(d)
Employees Accepting Offer — The Buyer shall be liable for the payment of all legal obligations relating to the termination of employment after the Closing Date of any Employee who accepts the Buyer’s offer of employment (“Accepting Employee”). The extent of the liability of the Buyer with respect to the Accepting Employees shall be the same as that of the Seller with respect to the Refusing Employees described in Section 5.6 (c).

(f)
Deductions and Withholding — Until the Closing Date the Seller will make all deductions required by law or by contract to be made from employee wages or salaries and will remit the amounts deducted and all related employer contributions required to the authorities or entities entitled to receive payment of such amounts.

(g)
Accrued Vacation Pay Credits — The Seller shall quantify the amount of accrued vacation pay due and owing to the Employees as of the Closing Date, and such amount shall be an adjustment to the Purchase Price to the Buyer’s credit.

5.7 Workers’ Compensation. On or before Closing, the Seller shall provide a clearance certificate or other similar documentary evidence from the Workers’ Compensation Board of British Columbia certifying that there are no outstanding assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing to those authorities. The Seller shall be and remain responsible for any and all Worker’s Compensation assessments, penalties, fines, levies, charges, surcharges or other amounts due or owing prior to the Closing Date and shall indemnify and agree to hold harmless the Buyer as provided in Article 6. Notwithstanding the foregoing, the Seller shall be entitled to any rebate, refund or other payment which is owed or may become due under workers' compensation or similar legislation in respect of any period prior to Closing.

5.8 GST Election. The Seller and the Buyer shall elect jointly pursuant to the provisions of subsection 167(1) of the Excise Tax Act by completing at or prior to Closing all prescribed forms and related documents in such manner as is prescribed, so that for purposes of the Excise Tax Act, no GST is payable in respect of the purchase and sale of the Purchased Assets. The Buyer covenants that, at the time of Closing, it will file with Revenue Canada, Customs and Excise, the joint election made under section 167 of the Excise Tax Act by registered mail, and will provide the Seller with written confirmation of such filing.

5.9 Consents Required in Contracts etc. The Buyer shall be responsible for obtaining any consent to assignment, which may be required for the assignment or transfer of any Contract, Lease or Equipment Lease included in the Purchased Assets in connection with the consummation of transactions contemplated by this Agreement including the Delta Consent. If the Buyer is unable to obtain such consents, such Contract, Lease or Equipment Lease shall not be assigned and the Seller shall, to the extent legally possible, hold its right, title and interest in, to and under such Contract, Lease or Equipment Lease in trust for the benefit of the Buyer until such consent is obtained until October 31st, 2002 or such further date as the Parties shall in writing mutually agree, on which date this Agreement and all obligations of the Seller under this Section 5.9 shall cease and determine.

5.10 Section 22 Election. The Buyer and the Seller agree to elect, in the prescribed manner and form and within the prescribed time to have section 22 of the Income Tax Act apply to the transfer of the accounts receivable comprised in the Assets and transferred under this Agreement. The parties shall file all necessary elections or filings under all corresponding provincial tax legislation to make the transfer of the accounts receivable transferred hereunder effective on the same basis as contemplated by section 22 of the Income Tax Act.

5.11 PST Clearance Certificate. The Seller agrees to deliver to the Buyer forthwith following the Closing Date a clearance certificate under section 99 of the Social Services Tax Act (British Columbia).

6. INDEMNIFICATION

6.1 Indemnification by Seller. If the transactions contemplated by this Agreement are consummated, save and except for the claims of Kurt MacKinnon et.al. as set forth above, the Seller agrees to indemnify and hold the Buyer harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Buyer may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding (collectively, a “Claim”) that may be made or asserted against or affect the Buyer, provided, however, that the subject matter of any such Claim relates to or arises out of or in connection with the following matters:

(a)
any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Seller contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Buyer;

(b)	failure by the Seller to comply with its agreements under Section 3.3;

(c)	any amount payable to or in respect of any Employee for which the Seller is responsible under Section 5.6;

(d)
any and all liability of any nature whatsoever under any Worker’s Compensation or similar legislation or regulation in any jurisdiction for the period prior to the Effective Date, including any experience rating assessments, surcharges or levies based on or related to the Seller’s record or history of workplace injuries; and

(e)	the Excluded Assets or the Excluded Liabilities;

The obligation of the Seller to indemnify the Buyer as set forth in Paragraph 6.1 (a) for any loss, damage, claim, cost or expense shall be subject to the limitation period referred to in Section 4.5 with respect to survival of representations and warranties.

6.2 Indemnification by Buyer. If the transactions contemplated by this Agreement are consummated, the Buyer agrees to indemnify and hold the Seller harmless against and in respect of any loss, damage, claim, cost or expense whatsoever, including any and all incremental out-of-pocket costs, including, without limitation, all reasonable legal and accounting fees, which the Seller may incur, suffer or be required to pay, pursuant to any claim, demand, action, suit, litigation, charge, complaint, prosecution or other proceeding of any nature or kind whatsoever (collectively a “Claim”) that may be made or asserted against or affect the Seller, provided, however, that the subject matter of any such claim relates to or arises out of or in connection with the following matters:

(a)
any misrepresentation or breach of any warranty, agreement, covenant or obligation of the Buyer contained in this Agreement or in any agreement, schedule, certificate or other document required to be entered into or delivered by the Buyer;

(b)	the Buyer’s failure to fulfil the terms of any of the Contracts, Equipment Leases or Leases which are assigned to the Buyer and which the Buyer has assumed pursuant to this Agreement;

(c)	failure by the Buyer to comply with its agreements under Section 3.3;

(d)	any amount payable to or in respect of any Employee for which the Buyer is responsible under Section 5.6;

(e)	the Purchased Assets or the Assumed Liabilities.

(f)	failure by the Buyer to file the election pursuant to section 167 of the Excise Tax Act in the manner and within the time limits prescribed under the Excise Tax Act.

The obligation of the Buyer to indemnify the Seller as set forth in Section 6.2 (a)) for any loss, damage, claim, cost or expense shall be subject to the limitation period referred to in Section 4.5 with respect to survival of representations and warranties.

6.3 Claims by Third Parties.

(a)
For the purposes of this Section 6.3 “Third Party Claim” means any demand which has been made on, or communicated to, the Seller or the Buyer by or on behalf of any Person other than the persons mentioned above in this definition and which, if maintained or enforced, might result in a loss, liability or expense of the nature described in either Section 6.1 (a) or Section 6.2 (a).

(b)
Promptly upon receipt by either the Buyer or the Seller (the “Indemnitee”) of notice of any Third Party Claim in respect of which the Indemnitee proposes to demand indemnification from the other party to this Agreement (the “Indemnitor”), the Indemnitee shall forthwith give notice to that effect to the Indemnitor.

(c)
The Indemnitor shall have the right, exercisable by giving notice to the Indemnitee not later than 30 days after receipt of the notice described in Section 6.3 (b), to assume the control of the defence, compromise or settlement of the Third Party Claim, provided that:

(i)	the Indemnitor shall first deliver to the Indemnitee its written consent to be joined as a party to any action or proceeding relating thereto; and,

(ii)
Indemnitor shall at the Indemnitee’s request furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

(d)
Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall, at its expense, diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole expense, including employment of counsel reasonably satisfactory to the Indemnitee, and in connection with such proceedings, the Indemnitee shall co-operate fully, but at the expense of the Indemnitor, to make available to the Indemnitor all pertinent information and witnesses under the Indemnitee’s control and to make such assignments and take such other steps as in the opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence, provided always that the Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation.

(e)
The final determination of any such Third Party Claim, including all related costs and expenses, will be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Third Party Claim against the Indemnitor.

(f)
Should the Indemnitor fail to give notice to the Indemnitee as provided in Section 6.3 (b), the Indemnitee shall be entitled to make such settlement of the Third Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third Party Claim shall be binding upon the Indemnitor.

6.4 Details of Claims. With respect to any claim provided for under Sections 6.1 (a) and 6.2 (a), no indemnity under this Agreement shall be sought unless written notice providing reasonable details of the reasons for which the indemnity is sought is provided to the Seller or the Buyer, as the case may be, before the expiration of the limitation dates provided for in Sections 6.1 (b) and 6.2 (b), respectively, as applicable.

6.5 Goods and Services Tax Gross-up on Indemnification. Where an amount is payable by the Buyer or Seller as indemnification pursuant to the terms of this Agreement and the Excise Tax Act provides that GST is deemed to have been collected by the payee thereof, the amount so payable as determined without reference to this paragraph (the “Indemnification Amount”) shall be increased by an amount equal to the rate of GST applied to the Indemnification Amount in accordance with the Excise Tax Act.

6.6 Threshold of Claims. The obligations of either the Buyer or the Seller, as the case may be, to indemnify the other Party pursuant to the terms of this Agreement for a breach of a misrepresentation or warranty shall only apply to the extent that the claims in respect of which such Party has given an indemnity exceed $100,000.00 in the aggregate, in which case the indemnity shall cover all such claims including the first $10,000.00 thereof.

7. CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE BUYER AND THE SELLER OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1 Buyer’s Conditions. The obligation of the Buyer to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Buyer and may be waived by it in whole or in part):

(a)
Truth and Accuracy of Representations of the Seller at the Closing Time — All of the representations and warranties of the Seller made in or under this Agreement, including, without limitation, the representations and warranties made by the Seller and set forth in Section 4.1, shall be true and correct as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement).

(b)	Performance of Obligations — The Seller shall have performed or complied with, in all material respects, all their obligations, covenants and agreements under this Agreement.

(c)
Receipt of Closing Documentation — All instruments of conveyance and other documentation and assurances relating to the sale and purchase of the Purchased Assets including, without limitation, assignments of the Contracts, the Leases, the Equipment Leases and the Licences (and consents to such assignments, where required), bills of sale, motor vehicle transfers and documentation, and all actions and proceedings taken on or prior to the Closing in connection with performance by the Seller of its obligations under this Agreement shall be satisfactory to the Buyer and its counsel, acting reasonably, and the Buyer shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated under this Agreement and the taking of all corporate proceedings in connection under those transactions in compliance with this Section 7.1 (c), in form (as to certification and otherwise) and substance satisfactory to the Buyer and its counsel.

(d)	Closing Documentation — Without limiting the generality of Section 7.1(c), the Buyer shall have received at or before the Closing Time sufficient duly executed original copies of the following:

(i)	certified copy of a resolution of the shareholders of the Seller approving this Agreement and the transactions contemplated under this Agreement;

(ii)
a certificate of Mah as a senior officer of the Seller concerning residence of the Seller, the matters referred to in Section 7(1)(a) and (b) and confirming that all conditions under this Agreement in favour of the Seller have been either fulfilled or waived;

(iii)	certificates of good standing of the Seller and CCCC;

(iv)	bill of sale;

(v)	General Assignment;

(vi)	Statement of Adjustments;

(vii)	election under section 22 of the Income Tax Act;

(viii)	election under subsection 167(1) of the Excise Tax Act;

(e)
Opinion of Counsel for Seller — The Buyer shall have received a opinion dated the Closing Date, in form and substance satisfactory to the Buyer, from the Seller’s Solicitor, confirming the matters warranted in Sections 4.1(a), 4.1(d), 4.1(e) and 4.1(g) . In giving such opinion, counsel to the Seller may rely on a certificate of Mah, in his capacity as the sole director and officer of the Seller, as to factual matters.

(f)
Consents to Assignment — All consents or approvals from or notifications to any lessor or other third Person required under the terms of any of the Contracts, Equipment Leases, the Leases or the Licences with respect to their assignment to the Buyer, or otherwise in connection with the consummation of the transactions contemplated under this Agreement, shall have been duly obtained or given, as the case may be, on or before the Closing Time.

(g)
Consents, Authorizations and Registrations — All consents, approvals, orders and authorizations of or from governmental or regulatory authorities required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time including, without limitation, the Matrimonial Consent, the consent of the Minister of Transport to the transfer of the Airport Certificate, and the consent of the Corporation of Delta to the assignment of the Lease.

(h)
Certificate as to Status of Assets — Mah shall have executed and delivered to the Buyer, in a form satisfactory to the Buyer, a certificate stating that, as of the Closing Date, there has been no Material damage to or adverse change in the condition of the Purchased Assets.

(m)
No Actions Taken Restricting Sale — No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated under this Agreement.

(o)	Employment Offers Accepted — The Buyer shall be satisfied that senior employees of the Business will accept the offer of employment by the Buyer under Section 5.6.

7.2 Seller’s Conditions. The obligations of the Seller to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Seller and may be waived by the Seller in whole or in part):

(a)	Truth and Accuracy of Representations of the Buyer at Closing Time — All of the representations and warranties of the Buyer made in or under this Agreement, including, without limitation, the representations and warranties made by the Buyer and set forth in Section 4.2 of this Agreement, shall be true and correct in all material respects as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions contemplated and permitted by this Agreement) and the Seller shall have received a certificate from a senior officer of the Buyer confirming the truth and correctness in all material respects of such representations and warranties of the Buyer.

(b)	Performance of Agreements — The Buyer shall have performed or complied with, in all respects, all their other obligations, covenants and agreements under this Agreement.

(c)	Closing Documents — The Seller shall have received at or before the Closing Time sufficient duly executed original copies of the following:

(i)	certified copy of a resolution of the board of directors of the Buyer approving this Agreement and the transactions contemplated under this Agreement;

(ii)
a certificate of a senior officer of the Buyer concerning residence of the Buyer, the matters referred to in Section 7.2(a) and (b), and confirming that all conditions under this Agreement in favour of the Buyer have been either fulfilled or waived;

(iii)	certificate of good standing of the Buyer;

(iv)	Assumption Agreement regarding the Mah Debt and the OFC Debt;

(v)	Statement of Adjustments;

(vi)	election under section 22 of the Income Tax Act;

(vii)	election under subsection 167(1) of the Excise Tax Act.

(d)
No Actions Taken Restricting Sale — No action or proceeding in Canada by law or in equity shall be pending or threatened by any person, firm, corporation, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated under this Agreement.

(e)	Payment of Purchase Price — The Buyer shall have tendered to the Seller a solicitor’s certified trust cheque for the amount of the Deposit.

(f)
Consents, Authorizations and Registrations — All consents, approvals, orders and authorizations of or from governmental or regulatory authorities required in connection with the completion of the transactions contemplated in this Agreement shall have been obtained on or prior to the Closing Time including, without limitation, all required Landlord consents.

7.3 Failure to Satisfy Conditions. If any condition set forth in Sections 7.1 or 7.2 is not satisfied on or before the Closing Time, the Party entitled to the benefit of such condition (the “First Party”) may terminate this Agreement by notice in writing to the other Party and in such event the First Party shall be released from all obligations under this Agreement, and unless the First Party can show that the condition or conditions which have not been satisfied and for which the First Party has terminated this Agreement are reasonably capable of being performed or caused to be performed by the other Party then the other Party shall also be released from all obligations under this Agreement, except that the First Party shall be entitled to waive compliance with any such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation or covenant, or whole or in part.

7.4 Destruction or Expropriation. Up to the Closing Time, all risk of loss or damage by fire or other cause or hazard to the Purchased Assets shall remain with the Seller and the Seller shall hold all insurance policies and any proceeds thereof in trust for the Seller and the Buyer. If, prior to the Closing Time, there occurs any Material destruction or damage by fire or other cause or hazard to any of the Purchased Assets, or if the Purchased Assets or any Material part of them are expropriated or forcefully taken by any governmental authority or if notice of intention to expropriate a Material part of the Purchased Assets has been filed in accordance with applicable legislation, then the Buyer may, at its option;

(a)	terminate this Agreement by notice to the Seller; or

(b)
elect to complete the purchase and sale of the Purchased Assets, in which event all insurance proceeds or expropriation proceeds, as the case may be, shall be assigned and/or paid by the Seller to the Buyer; or

(c)	elect to complete the purchase and sale subject to the Purchase Price being reduced to reflect such change or expropriation, such reduction to be based on the Book Value of the Assets.

8. CLOSING ARRANGEMENTS

8.1 Time and Place of Closing. The completion of the transactions contemplated by this Agreement shall take place at the Closing Time on the Closing Date at the offices of the Seller’s Solicitors, or at such other place as may be agreed upon between the Parties.

8.2 Closing Arrangements. At the Closing Time, upon fulfillment of all the conditions under this Agreement which have not been waived in writing by the Buyer or the Seller respectively:

(a)	Purchase and Sale of Purchased Assets — The Seller shall sell and the Buyer shall purchase the Purchased Assets and for the Purchase Price payable under this Agreement.

(b)	Delivery of Closing Documents — The Parties shall respectively deliver the Closing Documents.

(c)	Actual Possession — The Seller shall deliver actual possession of the Purchased Assets to the Buyer.

(d)	Payment of Purchase Price — On the fulfillment of the foregoing terms of this Article 8, the Buyer shall pay and satisfy the Purchase Price as provided in Section 3.1.

8.3 Tender. Any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company.

9 NOTICES

9.1 Notices. Any notice, direction or other instrument required or permitted to be given by either party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail or transmitted by telecopier or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

(a)	in the case of a notice to the Seller at: Gregory G. Dureault Esq., 1400 – 1055 West Hastings Street Vancouver, B.C. V6E 2E9

(b)	in the case of a notice to the Buyer at: John Briner Esq., Suite 302, 850 West Hastings St. Vancouver, BC V6C 1E1

9.2 Deemed Delivery. Any such notice, direction or other instrument, if delivered personally, shall be deemed to have been given and received on the date on which it was received at such address, or, if sent by mail, shall be deemed to have been given and received on the date which is five days after which it was mailed, provided that if either such day is not a Business Day, then the notice shall be deemed to have been given and received on the Business Day next following such day. Any notice transmitted by telecopier or other form of electronic communication shall be deemed to have been given and received on the date of its transmission provided that if such day is not a Business Day or if it is received after the end of normal business hours on the date of its transmission at the place of receipt, then it shall be deemed to have been given and received at the opening of business in the office of the recipient on the first Business Day next following the transmission thereof. If normal mail service, telex, telecopier or other form of electronic communication is interrupted by strike, slowdown, force majeure or other cause, a notice, direction or other instrument sent by the impaired means of communication will not be deemed to be received until actually received, and the party sending the notice shall utilize any other such service which has not been so interrupted to deliver such notice.

10. GENERAL

10.1 Expenses. All costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transaction contemplated under this Agreement shall be paid by the Party incurring such expenses.

10.2 Time. Time shall be of the essence of this Agreement.

10.3 Assignment/Successors and Assigns. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party. Subject to that condition, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

10.4 Further Assurances. Each Party agrees that upon the written request of any other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and/or executed as may be required to consummate the transactions contemplated under this Agreement or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement, whether before or after the Closing.

10.5 Public Notices. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Seller and the Buyer and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably withheld), except where required to do so by law or by the applicable regulations or policies of any provincial or Canadian or other regulatory agency of competent jurisdiction or any stock exchange.

10.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF the Parties, intending to be bound, have duly executed this Agreement as of the date first above written.

CMC INVESTMENTS, INC.

By:

____________________________________________
(Authorized Signatory)

CANADIAN CHEQUE CASHING CORPORATION

By:

____________________________________________
(Authorized Signatory)

MONEYFLOW CAPITAL INC.

By:

____________________________________________
(Authorized Signatory)

____________________________________________
WAYNE MAH

NORTH AMERICAN GENERAL RESOURCES CORP.

By:

____________________________________________
(Authorized Signatory)